FOR IMMEDIATE RELEASE – March 18, 2015	Exhibit 99.1
Contact:
Randall C. Hall, SVP/CFO
919.313.3600
randall.hall@mfbonline.com

M&F Bancorp, Inc. Announces December 2014 Results

DURHAM, N.C.--

M&F Bancorp, Inc. (“Company”) (OTCBB: MFBP), the parent company of M&F Bank (“Bank”), announced unaudited financial results for the year ended December 31, 2014.

James H. Sills, III, President and CEO of the Company, commented, "During 2014, the Company improved its overall net income available to shareholders over 2013 by 542.86%. We are in the process of transforming the company to be more efficient and competitive organization. In 2015, we plan to focus on 3 new product offerings that include small business lending, wealth management and mortgage loans to boost earnings. The Company is placing emphasis on increasing loan volume, leveraging technology, reducing problem assets and generating core deposits.”

Randall C. Hall, SVP/CFO of the Company, stated that recorded net income for the year ended December 31, 2014 of $1,047,000 compared to net income of $363,000 for the year ended December 31, 2013, an increase of $684,000. Net income available to common shareholders for 2014 was $810,000 compared to net income available to common shareholders of $126,000 for comparable 2013 period, an increase of $684,000. Diluted income per common share increased $0.34 to $0.40 for 2014 compared to diluted net income per common share of $0.06 for 2013.

Mr. Hall further commented, “The Company through various initiatives to become more efficient, reduced noninterest expense from 2013’s $11,594,000 to $11,402,000 or 1.66% during 2014. In addition, the Bank was notified that it had once again qualified for a Bank Enterprise Award for its commitment to serving economically distressed communities; the award totaled $355,000 during 2014 compared to $323,000 during 2013. We are thankful for the support of our customers, shareholders, associates and Board of Directors as we continue to improve the earnings of our Bank."

The Company produced net interest income of $10,587,000 during the year ended December 31, 2014 compared to $10,436,000 during the comparable period of 2013. Interest income increased $83,000 or approximately 0.74% to $11,286,000 for the year ended December 31, 2014 as compared to the same period of the prior year. Interest expense decreased $68,000 to $699,000 for the year ended December 31, 2014 compared to $767,000 for the same period in 2013.

Noninterest income increased $463,000 or approximately 23.14% to $2,464,000 during the year ended December 31, 2014 as compared to the same period of 2013. The increase was primarily related to the $515,000 realized gains on sales of repossessed assets. In addition, the Bank received a Bank Enterprise Award of $355,000 during 2014 compared to $323,000 during 2013 in recognition of its dedication to financing and supporting community and economic development activities in economically distressed areas.

Noninterest expense decreased $192,000 or approximately 1.66% to $11,402,000 for the year ended December 31, 2014 compared to $11,594,000 for the same period of 2013, primarily driven by decreases in salaries and employee benefits, director fees, professional fees, and information technology.

Total assets as of December 31, 2014 were $298,385,000, down approximately 1.03% or $3,104,000 from $301,489,000 as of December 31, 2013. During the year ended December 31, 2014, loans decreased to $175,088,000, down approximately 7.59% or $14,387,000 from $189,475,000 as of December 31, 2013. Cash and cash equivalents increased by $6,991,000 to $35,574,000 as of December 31, 2014. The decrease was primarily attributable to Certificates of Deposit Account Registry Services (“CDARS”) accounts, which decreased $5,418,000. Available-for-sale investment securities increased 5.74% or $3,784,000 to $69,703,000 at December 31, 2014.

The allowance for loan losses was $3,440,000 and $3,493,000 as of December 31, 2014 and 2013, respectively, which represented 1.96% and 1.84%, respectively, of total loans outstanding. Other real estate owned and other repossessed assets totaled $3,069,000 and $3,622,000 at December 31, 2014 and 2013, respectively. The decrease was driven by significant efforts from the Bank to dispose of nonperforming assets.

Total liabilities as of December 31, 2014 were $261,807,000, down 1.34% or $3,545,000 from $265,352,000 as of December 31, 2013. Total deposits decreased $4,067,000 or 1.65% from $259,927,000 at December 31, 2013 to $255,860,000 at December 31, 2014. Decreases in deposits, primarily CDARS and noninterest-bearing checking, drove the decrease, which were partially offset by increases interest-bearing checking and savings accounts.

Total stockholders' equity as of December 31, 2014 was $36,578,000 compared to total stockholders' equity as of December 31, 2013 of $36,137,000. Accumulated other comprehensive loss income increased from $1,425,000 at December 31, 2013 to $1,668,000 as of December 31, 2014, driven by a decrease in the market value of the Company's available-for-sale investment securities and pension plans during the period. Net income of $1,047,000 offset by $237,000 preferred dividends and accretion also contributed to the overall increase in stockholders' equity.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.